Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Health In Tech, Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named and described as a nominee to the board of directors of the Company in such Registration Statement, and any and all amendments and supplements thereto. I also consent to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: September 24, 2024

/s/ Lynn Liang

Lynn Liang